EX-99.d.3

SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made by and between Emerging Global Advisors, LLC, a Delaware limited liability company (the “Adviser”), and TCW Investment Management Company, a wholly owned subsidiary of  The TCW Group, Inc., a Nevada corporation (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, EGA Emerging Global Shares Trust (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, each fund listed on Schedule A(each a “Fund” and collectively, the “Funds”) is a series of the Trust; and

WHEREAS, Adviser and the Trust, on behalf of the Funds, have entered into an agreement (the “Investment Advisory Agreement”) whereby Adviser will provide investment advisory services to the Trust with respect to the Funds; and

WHEREAS, the Investment Advisory Agreement authorizes the Adviser to retain one or more sub-advisers to assist Adviser in providing investment advisory services to the Trust with respect to a Fund; and

WHEREAS, Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, Sub-Adviser is a registered investment adviser under the Advisers Act; and

WHEREAS, Adviser has selected Sub-Adviser to serve as the sub-adviser for the Funds effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.           The Adviser hereby employs Sub-Adviser to manage the investment and reinvestment of each Fund’s assets, subject to the direction of the Board of Trustees of the Trust (the “Board”), the officers of the Trust, and the Adviser, for the period and on the terms hereinafter set forth.   Sub-Adviser shall manage the investment and reinvestment of each Fund’s assets in accordance with (i) the Fund’s investment objectives, policies and restrictions, as set forth in its current prospectus and statement of additional information, (ii) such other limitations as the Fund or the Adviser may impose, and (iii) the compliance policies and procedures adopted by the Trust, in each case as they may be amended, supplemented or revised from time to time and provided in writing to Sub-Adviser.  Sub-Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.  Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust, a Fund or the Adviser in any way, or in any way be deemed an agent of the Trust, a Fund or the Adviser.  Sub-Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board and the Adviser with such information and reports regarding the Funds’ investments as Sub-Adviser deems appropriate or as the Board or the Adviser may reasonably request.

2.           Sub-Adviser, the Adviser and the Trust shall each conduct their own business and affairs and shall each bear their own expenses and salaries necessary and incidental thereto.

3.           (a)           Sub-Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers.  Subject to obtaining the best execution reasonably available, Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities for a Fund with such broker-dealers as it may select from time to time.  Subject to subparagraph (b) below, Sub-Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, Sub-Adviser or the Adviser, or to any other client for which Sub-Adviser or the Adviser provides investment advisory services.  Sub-Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to such Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)           Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board, the officers of the Trust or the Adviser, Sub-Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which Sub-Adviser exercises investment discretion.

(c)           Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, Sub-Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”).  Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d)           Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients.  In such an event, allocation of the securities purchased or sold will be made by Sub-Adviser in accordance with Sub-Adviser’s or the Trust’s written policy.

4.           (a)           As compensation for the services to be rendered to the Funds by Sub-Adviser under the provisions of this Agreement, the Adviser shall pay to Sub-Adviser an annual sub-advisory fee equal to 0.25% of the daily average net assets of the Funds shown on Schedule A attached hereto, payable on a monthly basis.

(b)           If this Agreement is terminated prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(c)           Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory fee, and not to any Fund.

5.           The services to be rendered by Sub-Adviser to the Trust on behalf of a Fund under the provisions of this Agreement are not to be deemed to be exclusive, and Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.  Without limiting the foregoing, Sub-Adviser, its members, partners, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

6.           In accordance with the 1940 Act and the Advisers Act, if there is a change in the ownership of Sub-Adviser, Sub-Adviser shall, within a reasonable time after such change, notify the Trust and the Board of the change.

7.           In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties to a Fund or the Adviser, Sub-Adviser shall not be liable to the Adviser, the Trust or a Fund, or to any member, Trustee or shareholder (as applicable) of the Adviser, the Trust or a Fund, for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security, or otherwise.

8.           (a)           This Agreement shall be executed and become effective as of the date written below if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of a Fund.  It shall continue in effect for a period of two years and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of a Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)           No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)           In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(d)           Notwithstanding the foregoing, this Agreement may be terminated by the Adviser or the Trust at any time, without the payment of a penalty, on sixty days’ written notice to Sub-Adviser of the Adviser’s or the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of a Fund.  Sub-Adviser may terminate this Agreement at any time, without the payment of penalty, on sixty days’ written notice to the Adviser and the Trust of its intention to do so.  Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Adviser to pay to Sub-Adviser the fee provided in Paragraph 4 hereof.  This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

9.           This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10.           For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11.           Sub-Adviser will effect cross transactions in accordance with the 1940 Act and its rules and regulations.

12.           The parties acknowledge that Adviser has certain rights in the trademarks “EGA”, “EGA Emerging Global Shares” and “EGShares” (the “Trademarks”).

(a)           Sub-Adviser shall use the Trademarks solely in connection with the subject matter of this Agreement.

(b)           Prior to first use of the Trademarks, Sub-Adviser shall submit the proposed use to Adviser for Adviser’s approval and Sub-Adviser shall not use the Trademarks without Adviser’s advance written approval.

(c)           In any use of the Trademarks, Sub-Adviser shall comply with all the laws applicable to trademarks, including compliance with any and all marking requirements.  For avoidance of doubt, Sub-Adviser’s use of any marketing materials approved by Adviser shall be deemed to comply with this Section 12.

(d)           Sub-Adviser acknowledges Adviser’s exclusive right, title and interest in and to the Trademarks, and shall not negligently do anything that will in any way impair or tend to impair any part of Adviser’s right, title and interest, in connection with the use of any Trademark. Sub-Adviser shall not represent it has any ownership in the Trademarks or in any registration. Use of any Trademark by Sub-Adviser shall not create any right, title or interest in or to the Trademark in favor of Sub-Adviser; and should any right, title or interest in or to any Trademark nevertheless arise or be created, Sub-Adviser herewith transfers to Adviser all such right, title and interest.  Sub-Adviser shall not at any time, either during the term of this Agreement or after it has expired or been terminated, adopt or use any word or mark that is similar to or confusing with the Trademarks.

(e)           Upon expiration or termination of this Agreement: (i) all rights of Sub-Adviser to use the Trademarks shall terminate and (ii) Sub-Adviser shall cease using the Trademarks to the extent applicable and as soon as is reasonably possible.

13.           Any dispute relating to this Agreement which cannot be amicably resolved between the parties shall be resolved by binding arbitration conducted in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then prevailing, and the decision of the arbitrators shall be final and binding on all of the parties.  The costs of the arbitration (other than fees and expenses of counsel, which shall be the responsibility of the parties retaining such counsel) shall be shared equally by the parties.

14.           Except as specifically provided below, nothing in this Agreement shall limit or restrict the right of Sub-Adviser or any of its officers, employees or affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether or not of a similar or a dissimilar nature, or limit or restrict Sub Adviser’s right to engage in any other business or to render services of any kind to any other trust, mutual fund, corporation, firm, individual or association; provided, however, that Sub-Adviser agrees that during the term of this Agreement it will provide 120 days’ prior written notice to Adviser before acting as an adviser or sub-adviser to a competing passive exchange-traded emerging market debt product. Sub-Adviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Sub-Adviser shall have no obligation to purchase or sell for the Funds, or to recommend for purchase or sale by the Fund, any security which Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or for any other client.

15.           This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.           Each party acknowledges that any agreements, statements, promises, warranties, negotiations, understandings, inducements or representations, whether written or unwritten, express or implied, which are not expressly set forth in this Agreement or in a written agreement executed contemporaneously with this Agreement, have no force or effect whatsoever,  have been superseded and replaced in their entirety by this Agreement, which constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, and have not been relied upon in any way by such party in executing this document.

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers this 12th day of December, 2013.

EMERGING GLOBAL ADVISORS, LLC By:/s/ Robert C. Holderith Name: Robert C. Holderith Title: President	TCW INVESTMENT MANAGEMENT COMPANY By:/s/ Meredith Jackson Name: Meredith Jackson Title: Executive Vice President & General Counsel
By: /s/ Harold H. Henderson Name: Harold H. Henderson Title: Senior Vice President

Schedule A to the
Sub-Advisory Agreement dated December 12, 2013
by and between
Emerging Global Advisors, LLC and TCW Investment Management Company

Funds

a)	EGShares TCW EM Short Term Investment Grade Bond ETF
b)	EGShares TCW EM Intermediate Investment Grade Bond ETF
c)	EGShares TCW EM Long Term Investment Grade Bond ETF

Plus any new ETF as agreed upon by the parties in writing.